Additional Funds Supplement

May 18, 2026

State Street Bank and Trust Company

One Congress Street, Suite 1,

Boston,

MA 02114-2016,

USA

Attention: State Street

Re:	New series for Columbia ETF Trust I

Ladies and Gentlemen:

With respect to that certain Administration Agreement between State Street Bank and Trust Company and Columbia ETF Trust I dated October 2, 2025 (the “Agreement”), please be advised that Columbia ETF Trust I has established 2 new series to be known as Columbia Research Enhanced Core Premium Income ETF and Columbia High Dividend Premium Income ETF (each, a new Series).

Columbia ETF Trust I hereby requests that State Street will act as service provider for each New Series under the terms of the Agreement, as of 3rd June 2026 (the “Effective Date”).

The revised version of Appendix A to the Agreement is attached to this letter.

The Agreement shall remain in full force and effect, except that it shall be modified as set forth herein. Any capitalized terms that are used but not defined in this Letter shall have the meeting ascribed to them in the Agreement.

By executing this letter, the parties (i) assume all of the obligations and responsibilities under the Agreement as if such New Series were originally parties to the Agreement and (ii) agree to be bound thereby.

In accordance with the prov1s1ons of the Administration Agreement, please indicate your acceptance of the foregoing by executing this Amendment and returning a copy to the Trust.

Sincerely,

On behalf of the Entities listed on Appendix A

By:	/s/ Charles Chiesa
Name:	Charles Chiesa
Title: Chief Financial Officer, Duly Authorized

Information Classification: Limited Access

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Richard W. Stowe
Name:	Richard W. Stowe
Title:	Managing Director, Duly Authorized

Effective Date: June 3, 2026

Information Classification: Limited Access

Appendix A

LIST OF TRUSTS AND PORTFOLIOS

Columbia ETF Trust I

Columbia AAA CLO ETF

Columbia Core Bond ETF

Columbia Core Plus Bond ETF

Columbia Corporate Bond ETF

Columbia Diversified Fixed Income Allocation ETF

Columbia High Dividend Premium Income ETF

Columbia International Equity Income ETF

Columbia Large Cap Growth ETF

Columbia Multi-Sector Municipal Income ETF

Columbia Research Enhanced Core ETF

Columbia Research Enhanced International Equity ETF

Columbia Research Enhanced Mid Cap ETF

Columbia Research Enhanced Real Estate ETF

Columbia Research Enhanced Core Premium Income ETF

Columbia Research Enhanced Small Cap ETF

Columbia Research Enhanced Value ETF

Columbia Select Technology ETF

Columbia Short Duration Bond ETF

Columbia Short Duration High Yield ETF

Columbia U.S. Equity Income ETF

Columbia U.S. High Yield ETF

Columbia ETF Trust II

Columbia EM Core ex-China ETF

Columbia India Consumer ETF

Columbia Research Enhanced Emerging Economies ETF

Information Classification: Limited Access